[ ], 2022

Shapeways Holdings, Inc.
30-02 48th Avenue
Long Island City, NY 11101

Re:	Side Letter Concerning Warrant Agreement
Ladies and Gentlemen:
This letter agreement (“Agreement”) serves as written confirmation of the agreement between Shapeways Holdings, Inc., a Delaware corporation formerly known as Galileo Acquisition Corp. (the “Company”), and the undersigned with respect to certain changes to the terms and conditions of the Private Warrants as set forth in that certain warrant agreement dated as of October 17, 2019 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Warrant Agreement.
Pursuant to Section 9.8 of the Warrant Agreement, the parties hereto agree that Sections 2.6, 3.2 and 6.5 of the Warrant Agreement are amended to no longer refer or be applicable to the Private Warrants, and instead the following terms shall apply:

1.	The Private Warrants held by the undersigned and/or their Permitted Transferees may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice provided pursuant to Section 6.2 of the Warrant Agreement, at the price of $0.01 per Warrant, provided that the last sales price of the Ordinary Shares has been at least $18.00 per share (subject to adjustment for splits, dividends, recapitalizations and other similar events in accordance with Section 4 of the Warrant Agreement), for any twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of redemption is given, and provided, further, that there is a current registration statement in effect with respect to the Ordinary Shares underlying the Warrants for each day in the 30-day trading period and continuing each day thereafter until the Redemption Date;
2.	The Private Warrants held by the undersigned and/or their Permitted Transferees may be exercised for cash or on a “cashless basis” on the same terms and subject to the same conditions as the Public Warrants; and
3.	If the undersigned elects to transfer any Private Warrants to a Permitted Transferee, it shall be a condition to such transfer (the “Transfer Condition”) that such Permitted Transferee executes and delivers to the Company a joinder agreement to this Agreement, substantially in the form attached hereto as Exhibit A, by which such Permitted Transferee shall by bound by the terms and conditions of this Agreement. For the avoidance of doubt, any transfer of the Private Warrants made to any Permitted Transferee without satisfying the Transfer Condition shall be null and void.

The changes described herein will only be effected with the written consent of all holders of the outstanding Private Warrants as of the date of this Agreement. For the avoidance of doubt, no change is being effected hereunder to the terms and conditions of the Public Warrants, which shall continue to be governed by the Warrant Agreement.
This Agreement constitutes the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof.
This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, without regard to conflicts of law principles.
[Signatures follow on next page]

Sincerely,

[PRIVATE WARRANT HOLDER]

[Signature Page to Letter Agreement concerning Warrant Agreement]

Acknowledged and agreed to as of the date first above written:

SHAPEWAYS HOLDINGS, INC.

By:
Name:	Greg Kress
Title: Chief Executive Officer

[Signature Page to Letter Agreement concerning Warrant Agreement]

Exhibit A
FORM OF JOINDER AGREEMENT
Reference is made to that certain side letter agreement (the “Agreement”), dated as of [ ], 2022, by and among Shapeways Holdings, Inc. and the holders of the Private Warrants party thereto, a copy of which is attached hereto as Annex A. All capitalized terms used but not defined in this Joinder Agreement shall have the meanings accorded to such terms in the Agreement.
[Name of the transferring holder] proposes to transfer [ ] Private Warrants to [name of the Permitted Transferee] (the “Transferee”), subject to the execution of this Joinder Agreement. By executing this Joinder Agreement, the Transferee hereby agrees to be bound by the terms of the Agreement as if he or she were an original signatory to such Agreement, including but not limited to the Transfer Condition in connection with any transfer of the Private Warrants to a Permitted Transferee, and shall be deemed to be a party thereunder.
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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first above written.

[Name of the Transferee]
Accepted and agreed as of the above date:
SHAPEWAYS HOLDINGS, INC.

By:
Name:
Title:

Annex A
[Side Letter Agreement]